Exhibit 99.4

CBS OUTDOOR ANNOUNCES PROPOSED SENIOR NOTES OFFERING

NEW YORK, September 16, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) today announced that two of its wholly owned subsidiaries commenced a private offering of $550 million in aggregate principal amount of senior unsecured notes, consisting of $450 million in aggregate principal amount of new senior unsecured notes due 2025 (the “2025 notes”) and an additional $100 million in aggregate principal amount of their existing 5.250% notes due 2022 (the “2022 notes” and, together with the 2025 notes, the “notes”), subject to market and other conditions.

CBS Outdoor intends to use the net proceeds from the notes offering, together with cash on hand and borrowings under its revolving credit facility, to pay the consideration for its previously announced acquisition of certain outdoor advertising businesses (the “Acquired Business”) from Van Wagner Communications, LLC and to pay related fees and expenses. If the acquisition is not consummated for any reason, the issuers of the notes will be required to redeem the 2025 notes only at a redemption price equal to par, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, and CBS Outdoor intends to use the net proceeds of the 2022 notes for general corporate purposes, which may include the repayment of a portion of its existing indebtedness under its senior credit facilities. The notes will be offered and sold in a private placement to qualified institutional buyers in the United States, pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States, pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “will,” intend,” “may” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to the proposed acquisition of the Acquired Business and the notes offering. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our ability to consummate the notes offering on favorable terms, or at all; the use of the net proceeds from the notes offering; the closing conditions of the acquisition of the Acquired Business may not be satisfied in the expected timeframe or at all; integrating the Acquired Business may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the acquisition may not be fully realized; unknown risks inherent in the acquisition, or certain assumptions with respect to the Acquired Business that may prove to be inaccurate; termination of the purchase agreement related to the acquisition; declines in advertising and general economic conditions; government regulation; risks related to future acquisitions and other strategic transactions; dependence on our management team and advertising executives; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; our dependence on cash flow generated by our subsidiaries; defaulting on our obligations to pay our other indebtedness; legislative, administrative, regulatory or other actions affecting real estate investment trusts (“REITs”), including positions taken by the Internal Revenue Service (“IRS”); REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; we may not be able to engage in desirable strategic or capital-raising transactions as a result of our separation from CBS Corporation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions; and other factors described in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the sections entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and in our prospectus filed with the SEC on July 7, 2014. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

About CBS Outdoor Americas Inc.

CBS Outdoor (NYSE: CBSO) is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With traditional billboard and transit outdoor advertising properties, and a network of digital displays, CBS Outdoor gives advertisers both breadth and depth of audience across key geographies, as well as immersive ways to connect with increasingly mobile consumers. For more information, visit www.cbsoutdoor.com.

Contacts:

Investors:	Media:
Gregory Lundberg	Carly Zipp
(212) 297-6441	(212) 297-6479
greg.lundberg@cbsoutdoor.com	carly.zipp@cbsoutdoor.com